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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CARDINAL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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CARDINAL FINANCIAL CORPORATION

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Cardinal Financial Corporation (the "Company"), which will be held on April 20, 2012 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. At the meeting, one director will be elected for a term of one year and three directors will elected to a term of three years each. Shareholders will also be asked to approve a non-binding resolution to endorse the Company's executive compensation program and to ratify the appointment of KPMG LLP as the Company's independent auditors for 2012.

        Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please complete, sign, date and return promptly the form of proxy that is enclosed with this mailing, or follow the Internet instructions given to vote and submit your proxy. If you decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so, and your proxy will have no further effect.

        The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the meeting.

Sincerely yours,
BERNARD H. CLINEBURG Chairman and Chief Executive Officer

McLean, Virginia
March 21, 2012

CARDINAL FINANCIAL CORPORATION
8270 Greensboro Drive
Suite 500
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 20, 2012

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting (the "Meeting") of the holders of shares of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company"), will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on April 20, 2012 at 10:00 A.M., for the following purposes:

  1.
  To elect one director for a term of one year and three directors for a term of three years each, or until their successors are elected and qualify;

  2.
  To approve the following advisory (non-binding) proposal:

      RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

  3.
  To ratify the appointment of KPMG LLP as the Company's independent auditors for 2012; and

  4.
  To transact such other business as may properly come before the Meeting.

        Holders of shares of Common Stock of record at the close of business on March 5, 2012 will be entitled to vote at the Meeting.

        You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Meeting. A postage-paid return envelope is enclosed for your convenience. You also have the ability to vote and submit your proxy via the Internet instructions included in this mailing.

        If you are present at the Meeting, you may vote in person even if you have already returned your proxy.

        This notice is given pursuant to direction of the Board of Directors.

Sincerely yours,
Jennifer L. Deacon Secretary

McLean, Virginia
March 21, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 20, 2012

The proxy statement and the Company's annual report on Form 10-K are available at
 www.cardinalbank.com/InvestorRelations/2012ProxyMaterials

 CARDINAL FINANCIAL CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
2012 ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2012

        This Proxy Statement is furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company") in connection with the solicitation of proxies by our Board of Directors to be used at the 2012 Annual Meeting of Shareholders to be held on April 20, 2012 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, and at any adjournment thereof (the "Meeting"). At the Meeting, one director will be elected for a term of one year and three directors will be elected for a term of three years each. Shareholders will also be asked to approve a non-binding resolution to endorse the Company's executive compensation program and to ratify the appointment of KPMG LLP as the Company's independent auditors for 2012.

        Our principal executive offices are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102. The approximate date on which this Proxy Statement and the accompanying proxy card are being mailed to our shareholders is March 21, 2012.

        The Board of Directors has fixed the close of business on March 5, 2012 as the record date (the "Record Date") for the determination of the holders of shares of Common Stock entitled to receive notice of and to vote at the Meeting. At the close of business on the Record Date, there were 29,201,328 shares of Common Stock outstanding held by 605 shareholders of record. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting.

        As of February 29, 2012, our directors and executive officers and their affiliates, as a group, owned of record and beneficially a total of 2,455,681 shares of Common Stock, or approximately 8.09% of the shares of Common Stock outstanding on such date. Our directors, which include the nominees for election, and our executive officers have indicated an intention to vote their shares of Common Stock FOR the election of the nominees set forth on the enclosed proxy, FOR the approval of the non-binding resolution to endorse the Company's executive compensation program and FOR the ratification of KPMG LLP as our independent auditors for 2012.

        A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, "Abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

        A broker who holds shares in "street name" has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. "Broker shares" that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a "broker nonvote." Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to us of such inability to vote, a broker nonvote will not be counted as voting in favor of or against the particular matter, or otherwise as a vote cast on the matter. A broker cannot vote without instructions on the election of directors or on the approval of the non-binding resolution to endorse the Company's executive compensation program; therefore, there may be broker nonvotes on Proposals 1 and 2. A broker may vote on the ratification of the appointment of our independent auditors; therefore, no broker nonvotes are expected to exist in connection with Proposal 3. Abstentions and broker nonvotes will have no effect on the outcome of any of the Proposals.

        Our shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to us in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by us will be voted for election of the directors nominated for election, for the approval of the non-binding resolution to endorse the Company's executive compensation program and for the ratification of KPMG LLP as our independent auditors for 2012.

        Shareholders can also deliver proxies by using the Internet. The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please follow the instructions enclosed with this Proxy Statement.

        Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us, by executing and delivering a substitute proxy dated as of a later date to us or by attending the Meeting and voting in person. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the date of the Meeting, to Jennifer L. Deacon, Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.

        We will pay all of the costs associated with this proxy solicitation. In addition, certain of the officers and employees of the Company or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

OWNERSHIP OF COMPANY SECURITIES

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information, as of February 29, 2012, with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors (including the nominees for election to the Board of Directors), by each of the executive officers named in the "Summary Compensation Table" below and by all directors, nominees and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, nominee or executive officer can vest title in himself or herself at once or at some future time.

Name(1)	Common Stock Beneficially Owned(2)(3)	Exercisable Options Included in Common Stock Beneficially Owned(4)	Percentage of Class(5)

B. G. Beck	155,894	24,100	*

William G. Buck	208,600	24,100	*

Bernard H. Clineburg(6)	983,165	729,037	3.28%

Sidney O. Dewberry	151,700	25,100	*

Michael A. Garcia	69,748	25,550	*

J. Hamilton Lambert	107,110	26,100	*

Alan G. Merten	21,875	16,350	*

William E. Peterson	58,223	25,100	*

James D. Russo	157,440	24,100	*

George P. Shafran	193,807	26,100	*

Alice M. Starr	89,480	24,550	*

Steven M. Wiltse	1,000	—	*

Named Executive Officers

Christopher W. Bergstrom	103,892	73,515	*

Alice P. Frazier	22,600	19,000	*

F. Kevin Reynolds	102,193	69,069	*

Mark A. Wendel	28,954	25,000	*

Current Directors and Executive Officers as a Group (16 persons)	2,455,681	1,156,771	8.09%

*
Percentage of ownership is less than one percent of the outstanding shares of common stock.

(1)
The business address of each named person is c/o Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, VA 22102.

(2)
The number of shares of Common Stock shown in the table includes 53,471 shares held for certain directors and executive officers in our 401(k) plan as of February 29, 2012.

(3)
Certain of our directors and named executive officers participate in our deferred income plans. As of February 29, 2012, the number of shares of Common Stock deemed to be owned by certain directors and executive officers in such plans total 297,306 and is not included in this column. The number of estimated shares in the deferred income plans for each director and named executive officer is as follows: Beck, 21,490 shares; Buck, 32,579 shares; Clineburg, 37,518 shares; Dewberry, 23,184 shares; Garcia, 26,377 shares; Lambert, 27,248 shares; Merten, 12,218 shares; Peterson, 17,846 shares; Russo, 19,979 shares; Shafran, 23,230 shares; Starr, 19,661 shares; Bergstrom, 16,183 shares; Frazier, 5,657; Reynolds, 6,320; and Wendel, 7,816 shares. Mr. Wiltse does not yet participate in our deferred income plan. Amounts are solely estimates for presentation purposes, as shares of Common Stock are only payable upon a distribution from the deferral plans.

(4)
The number of shares of Common Stock shown in this column includes shares that our directors and executive officers have the right to acquire, or will obtain the right to acquire, through the exercise of stock options within 60 days following February 29, 2012.

(5)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of February 29, 2012 is 29,201,328.

(6)
Mr. Clineburg is also a named executive officer.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, as of December 31, 2011, regarding the number of shares of Common Stock beneficially owned by all persons known by us who own five percent or more of our outstanding shares of Common Stock.

Name	Address	Common Stock Beneficially Owned	Percentage of Class(1)

Eagle Asset Management, Inc.(3)	880 Carillon Parkway St. Petersburg, Florida 33716	1,969,415	6.78%

BlackRock, Inc.(2)	40 East 52nd Street New York, NY 10022	1,764,225	6.08%

(1)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of December 31, 2011 is 29,198,628.

(2)
In a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012, BlackRock, Inc. reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,764,225 shares of our Common Stock as of December 31, 2011.

(3)
In a Schedule 13G/A filed with the Securities and Exchange Commission on January 23, 2012, Eagle Asset Management, Inc. reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,969,415 shares of our Common Stock as of December 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of shares of Common Stock. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file, and we assist these individuals in this process. Based upon a review of SEC Forms 3, 4, and 5 and based on representations that no Forms 3, 4, and 5 other than those already filed were required to be filed, we believe that, other than the following, all Section 16 (a) filing requirements applicable to those certain executive officers, directors, and beneficial owners of more than 10% of our Common Stock were timely met during the year ended December 31, 2011: Mr. Bergstrom filed two late reports in connection with a grant of stock options and an exercise of stock options and sale of the underlying common stock; and Ms. Frazier filed one late report in connection with a grant of stock options.

        In addition, certain of our directors and officers participate in our deferred income plan pursuant to which they receive deferred stock units each pay period for the amount of compensation that they defer. During the year ended December 31, 2011, the following reports were not timely filed in connection with the receipt of these deferred stock units. Each of these reports covered a single deferred stock unit transaction: Mr. Beck—thirteen reports; Mr. Bergstrom—twenty-five reports; Mr. Buck—thirteen reports; Mr. Clineburg—twenty-five reports; Mr. Dewberry—thirteen reports; Ms. Frazier—twenty-four reports; Mr. Garcia—thirteen reports; Mr. Lambert—thirteen reports; Mr. Merten—nine reports; Mr. Peterson—thirteen reports; Mr. Reynolds—twenty-five reports; Mr. Russo—fourteen reports; Mr. Shafran—twelve reports; Ms. Starr—thirteen reports; and Mr. Wendel—twenty-five reports. We are changing the plan administrator for our deferred income plan and anticipate timely preparation of these filings in the future.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information on the Election of Directors

        Under our Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. Normally, directors in only one class are elected each year, each for a three-year term on the Board. This year, the class of directors whose terms expire in 2015 are up for election. As a result of three directors retiring from or deciding not to stand for re-election to the Board in 2012, certain directors have been nominated to extend their terms in order to balance the number of directors in each class of directors. In addition, Steven M. Wiltse, who was appointed to the Board of Directors in February 2012, is being presented to the shareholders for the first time, to be elected for a term of one year to the class of directors whose terms expire in 2013. We have amended our Bylaws, effective as of the Annual Meeting, to reduce the number of directors to nine. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

        The Independent members of the Board of Directors selected the nominees for election as directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable. The following information sets forth the names, ages, principal occupations and business experience for the past five years for all nominees and incumbent directors, as well as the particular experience, qualifications, attributes or skills that led the Board to conclude that each should serve as a director.

Nominees for Election for Terms Expiring in 2013

        Steven M. Wiltse, 55, has been a director since February 2012. He has been Partner and Vice President of Argy, Wiltse, Robinson, P.C., a certified public accounting firm headquartered in McLean, VA since 1991. He has previously served as a director for two local financial institutions.

Nominees for Election for Terms Expiring in 2015

        Bernard H. Clineburg, 63, has been a director since 2001. Mr. Clineburg is our Chairman and Chief Executive Officer. Mr. Clineburg, a local bank executive for 40 years, is the former Chairman, President and Chief Executive Officer of United Bank (formerly George Mason Bankshares).

        Michael A. Garcia, 52, has been a director since 2003. He is the President and Owner of Mike Garcia Construction, Inc. in Woodbridge, Virginia, since 1980. His company is involved in residential and commercial land development and construction, plus residential remodeling. Mr. Garcia was a founding director of the Company's subsidiary Cardinal Bank—Manassas/Prince William, N.A. in 1999 and became a director of Cardinal Bank when the two subsidiaries were merged in 2002.

        J. Hamilton Lambert, 71, has been a director since 1999. Mr. Lambert is President of J. Hamilton Lambert and Associates, a consulting firm based in Fairfax, Virginia which provides a broad range of customized management and consulting services to governments, businesses and individuals. He is also the Executive Director of the Claude Moore Charitable Foundation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent Directors Serving for Terms Expiring in 2013

        B. G. Beck, 75, has been a director since 2002. He has extensive experience in both the government and public sector and founded a number of companies involved in energy, defense and medical technology. Since July 2011, he has been serving as President of the Beck Foundation and Tri State Heritage Group, Inc. He was the Vice Chairman and director of L-1 Identity Solutions Inc., formerly Viisage Technologies, Inc., from 2004 to 2011. He was President and Chief Executive Officer of Trans Digital Technologies from 1997 to 2004.

        Alice M. Starr, 62, has been a director since 2001 and has 35 years of marketing, public relations, client development and event planning experience. Currently, she is President and CEO of Starr Strategies, a marketing and public relations consulting firm. She was Vice President of WEST*GROUP, a commercial real estate firm headquartered in McLean, Virginia, from 1988 to 2004.

Incumbent Directors Serving for Terms Expiring in 2014

        William G. Buck, 65, has been a director since 2002. Mr. Buck has been involved in the daily management as President of William G. Buck & Associates, Inc., a real estate brokerage, development and property management firm in Arlington, Virginia, since 1976. Mr. Buck has served or serves on the Board of Directors of Arlington Hospital, Florida Southern College and SkyBuilt Power.

        Sidney O. Dewberry, P.E., L.S., 84, has been a director since 2002. He is currently our Lead Director. Mr. Dewberry is Chairman and Founder of Dewberry, which includes Dewberry & Davis LLC, an architectural, engineering, planning, surveying and landscape architecture firm headquartered in Fairfax, Virginia. Mr. Dewberry has managed this company for over 55 years which currently has over 1,700 employees and $300 million in gross revenues.

        William E. Peterson, 50, has been a director since 2003. He has been Principal and Officer of The Peterson Companies for the past 16 years. Mr. Peterson served as The Peterson Companies' Chief Financial Officer from 1992 until 2001. In 2001, he assumed the position of Chief Operating Officer of Peterson Management Company. In 2006, Mr. Peterson was elevated to the position of President of Peterson Management Company. In 2008, Mr. Peterson's role within the family business changed to become Portfolio Investment Manager of the family's non Real Estate Assets in addition to duties as a Principal of The Peterson Companies.

Current Directors Who Are Retiring

        Alan G. Merten, 70, has been a director since November 2006. During his career, he has served as Dean and Professor of Information Systems at Cornell University and the University of Florida. Currently, he has been the President of George Mason University since 1996. Dr. Merten serves on the Board of Directors of the Greater Washington Board of Trade and the Northern Virginia Technology Council and serves on the Board of Trustees of First Potomac Realty Trust and Legg Mason Partners Fund.

        George P. Shafran, 85, has been a director since 2000. Mr. Shafran is President of Geo. P. Shafran & Associates, Inc., a consulting firm in McLean, Virginia. He has over 59 years of business experience from operating small companies to a national marketing network. He currently serves on numerous boards and committees, including NVR Mortgage Finance, Inc., the National Capital Area Red Cross, High Performance Group and E-Lynxx Corp. He is Chairman of the AAA Mid-Atlantic regional board and serves as a member of the advisory board of Base Technologies, Inc.

Current Director Not Standing for Reelection

        James D. Russo, 65, has been a director since 1997. Mr. Russo has been the Managing Director of Potomac Consultants Group since 2000, and currently serves as a director of Independent Project Analysis Inc. since 2008.

EXECUTIVE OFFICERS

Executive Officers

        The following information sets forth the names, ages, principal occupations and business experience for the past five years for all executive officers. Such information with respect to Bernard H. Clineburg, our Chairman and Chief Executive Officer, is set forth above in the "Proposal 1—Election of Directors" section.

        Christopher W. Bergstrom, 52, has been a Regional President of Cardinal Bank since 2002, our Chief Credit Officer since 2005 and our Chief Risk Officer since 2007. He was President and Chief Executive Officer of Cardinal Bank-Manassas/Prince William, N.A. from 1999 to 2002 when it merged with Cardinal Bank.

        Alice P. Frazier, 46, has been the Chief Operating Officer since 2010. She was appointed Executive Vice President—Office of the Chairman upon her joining us in March 2009. Ms. Frazier previously served as Senior Vice President—Area Executive of BB&T Corporation from May 2007. Prior to joining BB&T, Ms. Frazier served in several capacities for Middleburg Financial Corporation, including as Chief Financial Officer from 1993 to 2004 and as Chief Operating Officer from January 2004 to April 2007.

        F. Kevin Reynolds, 52, has been Regional President of Cardinal Bank since 1999 and was previously our Executive Vice President and Senior Lending Officer from 1998 to 1999. He is responsible for the commercial and retail business development for the Company. He also serves as the President for Cardinal Trust and Investments.

        Mark A. Wendel, 53, has been Executive Vice President and Chief Financial Officer since June 2006. He was previously the Chief Financial Officer of First Community Bancshares, Inc. from October 2005 until March 2006. From 2002 until October 2005, he was the Corporate Controller of BankAtlantic Bancorp.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

        The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

        We have combined the positions of Chairman and Chief Executive Officer. We believe this structure is appropriate for our organization for several reasons. First, having a combined Chairman and Chief Executive Officer allows for the necessary oversight by the Board of Directors of the Company's various risks. We operate in the banking industry, which is impacted heavily by credit risk, market risk, interest rate risk, investment risk, liquidity risk, fiduciary risk and reputational risk. Each of these types of risks are managed on a regular basis, and most times daily. The Chairman and Chief Executive Officer participates in various internal risk committees to provide guidance and leadership through certain risks that the Company faces. In addition, our Chairman and Chief Executive Officer has over 40 years experience in the banking industry, in particular the Washington, D.C. area. Since joining Cardinal in 2001, Mr. Clineburg successfully executed a turnaround, and his vision and leadership have been instrumental in the strong performance of the organization despite challenging economic conditions.

        In addition, we have a Lead Director to provide independent oversight over the Board of Directors. Our Lead Director, Mr. Dewberry, is responsible for leading the meetings of the Independent Directors. He is charged with managing the nominations process for the Board of Directors. In addition, our Lead Director is responsible for chairing the meetings of the Board of Directors at times when our Chairman and Chief Executive Officer is not available to do so, or when there may be a potential conflict of interest. He also serves as a non-exclusive conduit to the Chairman and Chief Executive Officer of the views and concerns of the Independent Directors.

Board Risk Oversight

        Risk management is an integral part of the responsibilities held by the Board of Directors. The risks that are inherent to our business include but are not limited to credit risk, market risk, interest rate risk, investment risk, liquidity risk, fiduciary risk and reputational risk. The Board of Directors discusses risks related to our business strategy as part of their overall decision making process. In addition, the majority of our Board of Directors serve on one or more committees that oversee the management of the risks identified above.

        The Audit Committee has oversight over our accounting and financial reporting processes and the audits of the Company's financial statements. This committee, through the assistance of our Internal Audit Group, identifies the significant risks or exposures of the organization and completes a risk assessment. In addition, the committee assesses the steps taken by our management team to minimize these risks to the organization.

        The Compensation Committee assists the Board in the fulfillment of its risk oversight responsibilities with respect to executive compensation. The primary purpose of the Compensation Committee is to ensure that the compensation and benefits for senior management and the Board of Directors is fair and appropriate, is aligned with the interests of our shareholders and does not pose a risk to the financial health of the Company or its affiliates.

        Our Loan Committee is charged with the responsibility of maintaining both a quality loan portfolio and a strong credit culture throughout the organization. The members of this committee are involved in the risk-decision process which is managed in a disciplined fashion to maintain an acceptable risk profile characterized by soundness, diversity, quality, prudence, balance and accountability.

        Our Trust Committee assists the Board of Directors in fulfilling its responsibilities for risk oversight of the fiduciary responsibilities of Cardinal Bank's Trust Division. This committee administers the fiduciary powers of Cardinal Bank in accordance with all regulatory requirements, fiduciary principles and other applicable law.

Independence of the Directors

        The Board of Directors has determined that 11 of its 12 members are independent as defined by the listing standards of the Nasdaq Stock Market ("Nasdaq"), including the following: Messrs. Beck, Buck, Dewberry, Garcia, Lambert, Merten, Peterson, Russo, Shafran and Wiltse and Ms. Starr, the "Independent Directors". In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. See "Certain Relationships and Related Transactions" below for additional information on certain transactions with members of our Board of Directors. There were no other transactions, relationships or arrangements between the Company and any of our independent directors.

Code of Ethics

        Our Code of Ethical Conduct applies to all of our directors, officers and employees (collectively, "Employees"). It is a standard for responsible and professional behavior that should serve as a guide for all business dealings. Our Code requires:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory organizations and the public;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

  •
  the exercise of due diligence to prevent and detect criminal conduct;

  •
  promotion of an organizational culture that encourages ethical conduct and a commitment to compliance with the law; and

  •
  accountability of adherence to the Code.

        Ethical business conduct and compliance with all local, state and federal laws, rules and regulations are vital in maintaining the public's trust and confidence. In all our endeavors, two fundamental principles will apply:

  •
  Employees will always place the interests of the Company and our clients first, and

  •
  Employees have the duty and obligation to make full disclosure of any situation in which his or her private interests conflict with those of the Company or our clients.

        Each Employee is required to be aware of the principles in the Code, to adhere to its guidelines, and to seek assistance from senior management, supervisory personnel, or the Human Resources Department when any questions arise about the Code, or when a situation develops that may present a problem under the Code. The Code provides a mechanism for Employees to report potential violations anonymously, and we do not permit retaliation of any kind against Employees for good faith reports of ethical violations. Our Board of Directors exercises reasonable oversight with respect to the implementation and effectiveness of this Code. Our Code of Ethics can be found on our website at www.cardinalbank.com.

Meeting Attendance

  Board and Committee Meetings

        The Board of Directors holds regular meetings each year, including an annual meeting. During 2011, the Board of Directors held 15 regular meetings and no special meetings. Each director attended at least 75% of the aggregate of the 2011 meetings of the Board of Directors and its committees on which he or she served, with the exception of Mr. Merten.

  Executive Sessions

        Independent directors meet periodically outside of regularly scheduled Board meetings. Sidney O. Dewberry serves as our Lead Director and oversees the meetings. The Independent directors met three times during 2011.

  Annual Meeting of Shareholders

        We encourage the members of our Board of Directors to attend the Annual Meeting of Shareholders. At last year's Annual Meeting of Shareholders, all of the directors were in attendance.

The Committees of the Board of Directors

        The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Loan Committee, and a Trust Committee. We do not have a Nominating Committee, but the Independent members of the Board of Directors handle the nominee selections process for the Board of Directors. All Committees met at various times during 2011. Specific information regarding the Audit Committee, the Compensation Committee and the nominations process is presented below.

  Audit Committee

        The Audit Committee consists of Mr. Lambert, as Chairman, Messrs. Beck, Garcia and Peterson and Ms. Starr. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with Nasdaq's listing standards and the requirements of the SEC. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Lambert qualifies as an "audit committee financial expert" as defined by regulations of the SEC.

        The Audit Committee has adopted a charter, which provides guidance to the committee, the entire Board and the Company regarding its purposes, goals, responsibilities, functions and its evaluation. The Audit Committee Charter is attached as Exhibit A to our 2010 Proxy Statement. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit. It reviews and accepts the reports of our independent auditors, internal auditor, and federal and state examiners. The Audit Committee met eight times during the year ended December 31, 2011. Additional information with respect to the Audit Committee is discussed under "Audit Information" below.

  Compensation Committee

        The Compensation Committee consists of Mr. Shafran, as Chairman, and Messrs. Buck, Dewberry, and Lambert, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq's listing standards. The Compensation Committee reviews senior management's performance and compensation and reviews and sets guidelines for compensation of all employees. The Compensation Committee met four times during the year ended December 31, 2011.

        The Compensation Committee has adopted a charter, which provides guidance to the Compensation Committee, the Board of Directors and the Company regarding the administration of the compensation programs and policies of the Company. The Compensation Committee is responsible for maintaining compensation policies that support our achievement of overall goals and objectives and that such policies are designed with full consideration of all of our accounting, tax, securities law, and regulatory requirements. A copy of the charter is included as Exhibit A to our 2011 Proxy Statement.

        Additional information with respect to the Compensation Committee is discussed under "Executive Compensation" below.

  Nominations Process

        The Independent Directors, in addition to other responsibilities assigned to these members, act as the nominating committee to the Board of Directors and facilitate the nomination process for the Board of Directors. The Board of Directors in its business judgment has determined that all members involved in the nominations process are independent as defined by Nasdaq's listing standards. The Independent Directors select the nominees for election as directors. Our Board of Directors believes it is important that our Independent Directors participate in the nomination process in order to bring multiple perspectives within the evaluation process for incumbent directors as well as nominations of potential candidates to the Board of Directors. The Independent Directors are responsible for selecting and recommending to the Board of Directors with respect to (i) nominees for election at the Annual Meeting of Shareholders and (ii) nominees to fill Board vacancies. The Independent Directors met three times during the year ended December 31, 2011. The Board of Directors does not have a charter that governs the nominations process.

        In identifying potential nominees, the Independent Directors take into account such factors as it deems appropriate, including the current composition of the Board of Directors to ensure diversity among its members. Diversity includes the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and Independent Directors and the need for specialized expertise. The Independent Directors consider candidates for Board membership suggested by its members and by management, and the Independent Directors will also consider candidates suggested informally by a shareholder of the Company.

        The Independent Directors believe that the following guidelines are the standards by which potential nominees should be evaluated:

  •
  the ability of the prospective nominee to represent the interests of the shareholders of the Company;

  •
  the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards; and

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

        Shareholders entitled to vote for the election of directors may recommend candidates for the Independent Directors to consider formally in connection with an annual meeting. Information with respect to shareholder nominations is discussed under "Proposals for 2013 Annual Meeting" below.

        Under the process used by us for selecting new candidates to the board of directors, the Independent Directors, along with the Chairman and Chief Executive Officer, identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Lead Director will initiate a search, working with staff support and seeking input from the board of directors and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Independent Directors. A determination is made as to whether members of the board have relationships with preferred candidates and can initiate contacts. At least one member of the Independent Directors, along with the Chairman and Chief Executive Officer, interviews prospective candidates. The Independent Directors meet to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Director Compensation

        The following table shows the compensation earned by each of the directors for service as a director, during 2011. Mr. Clineburg's compensation earned for his services as a member of the Board of Directors is included in the "Executive Compensation" section below.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)

B.G. Beck	46,000	23,000	35,925	104,925

William G. Buck	69,000	34,500	35,925	139,425

Sidney O. Dewberry	49,500	24,750	35,925	110,175

Michael A. Garcia	61,000	30,500	35,925	127,425

J. Hamilton Lambert	68,833	34,417	35,925	139,175

Alan G. Merten	26,500	13,250	35,925	75,675

William E. Peterson	44,250	22,125	35,925	102,300

James D. Russo	59,000	29,500	35,925	124,425

George P. Shafran	51,000	19,250	35,925	106,175

Alice M. Starr	43,250	21,625	35,925	100,800

(1)
The number of stock options outstanding at December 31, 2011 held by each member of the Board of Directors is 241,150. The number of stock options outstanding for each director is as follows: Beck, 24,100; Buck, 24,100; Dewberry, 25,100; Garcia, 25,550; Lambert, 26,100; Merten, 16,350; Peterson, 25,100; Russo, 24,100; Shafran, 26,100; Starr, 24,550. All options are granted with an exercise price equal to the Common Stock's fair market value as of the date of each grant and vest immediately on the date of the grant.

(2)
Each director, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our directors in our deferred compensation plan which vests immediately.

(3)
Each director received a grant of 7,500 stock options on April 15, 2011. Each stock option was granted with an exercise price of $11.03 and vested immediately. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2011 Annual Report on Form 10-K.

        Each director is entitled to receive cash compensation for his or her service on the Board of Directors. Each director is paid an annual retainer of $12,500, $1,750 for each Board meeting attended and $1,000 for each committee meeting attended. J. Hamilton Lambert, in his capacity as Audit Committee Chairman, receives a retainer of $16,000 annually.

        Each non-employee director can participate in our deferred income plan for non-employee directors. Under this plan, a non-employee director may elect to defer all or a portion of any director-related fees including retainers and fees for serving on board committees. Director deferrals are matched 50% by us and are vested immediately.

Communications with the Board of Directors

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Corporate Secretary will be forwarded to the specified party. The communication will not be screened and will be forwarded unopened to the intended recipient. Shareholder communications to the Board of Directors should be sent to:

Jennifer L. Deacon
Corporate Secretary
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

        The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers that significantly contribute to the company's success. The executive officers are expected to manage the Company to promote its growth and profitability, minimize risk as well as advancing the interests of our shareholders. As such, the compensation program is designed to provide levels of compensation that reflect the executive's role in the organization and reward both the individual's and the organization's performance. We assess our executive officers' performance both objectively and subjectively using both financial measures (such as return on average assets, return on average equity, efficiency ratio, credit quality, net income to budget and total return to shareholders) and non-financial goals and objectives (including strategic objectives, risk management and service to the community). The Compensation Committee (the "Committee") believes that evaluating performance in this manner aligns the interests of our executive officers with the achievement of long-term sustainable financial performance and resulting increases in shareholder value. We believe that our compensation program contributes to achieving these results.

Response to Shareholder Concerns

        In making decisions regarding its executive compensation program, the Committee has considered specific comments received from shareholders, including those in connection with the advisory vote on executive compensation at the Company's 2011 annual meeting of shareholders. In particular, we identified best practices regarding the tax protection provided to executives subject to excise taxes on compensation received on termination following a change in control; as a result, we have committed not to enter into any agreements with new employees that contain excise tax gross-up protection going forward.

        The Committee has undertaken an effort to re-evaluate the appropriateness and competitiveness of the Company's total compensation program in light of shareholder feedback generally and to ensure the Company's executive compensation program represents the best interests of shareholders. The Committee is committed to performing a thorough assessment and making changes as deemed necessary to attract and retain the highest quality talent, to reward for achieving the Company's objectives, and to align with the best interests of the Company and its shareholders.

Compensation Program

        The principal elements of our executive compensation program are annual base salary, short-term incentive compensation through annual cash bonuses, long-term incentives through the grants of equity-based awards and participation in our deferred income plans. In addition, we provide our executives with benefits that are generally available to all of our salaried employees.

        We view the principal elements of our executive compensation as related but distinct, and target to deliver competitive annual total compensation opportunities to the Company's executive officers commensurate with individual and Company performance. Our Compensation Committee has not adopted any formal policies or guidelines for allocating total compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of compensation. We determine the appropriate level for each compensation element based, in part, but not exclusively, on our view of internal equity and consistency, performance, the competitive landscape and other information we deem relevant. We believe that equity-based awards are the primary motivator in attracting and retaining executives over the long-term, and that salary and cash bonuses are important considerations in the short-term.

        Annually, our Compensation Committee performs a strategic review of our executive officers' total compensation and Company stock holdings. Through this review, the Committee determines whether they adequately compensate our executive officers for both individual and organizational results, relative to external compensation benchmarks. The Committee considers the Company's internal objectives (financial and non-financial), the individual executive's contribution to Company objectives, external peer compensation levels and peer performance in making annual compensation decisions for the Company's executive officers. The Committee also receives annual evaluations prepared by the Chief Executive Officer regarding the performance of each executive officer (other than the Chief Executive Officer).

Compensation Consultant

        During 2011, the Committee engaged McLagan as its compensation consultant. McLagan assisted the Committee in its peer group development process and executive compensation benchmarking. It is expected that the Committee will continue to engage McLagan during 2012 as it reviews our incentive plan design, pay philosophy, pay-for-performance objectives and regulatory guidance.

Peer Review

        As part of its annual review, the Committee assessed executive officer total compensation compared to its peer group and examined Cardinal's performance against that of its peers. During 2011, the Committee moved from using two peer groups to analyze Cardinal's performance to one. We believe this peer group more accurately reflects our business mix, scale, scope of operations and the markets in which we compete. The Committee, along with the guidance of its consultant, used a variety of criteria such as firm size, loan and business mix, credit quality and performance to screen for the best comparators for our benchmarking purposes.

        Our objective in peer group selection is to position the Company near the median of the peer group size, while also considering the comparability of business and the quality of each comparator. We first used factors such as total assets, revenue, number of employees and market capitalization as initial selection criteria to narrow our range of possible banking industry peer firms. Second, we considered loan distribution and revenue mix to identify banks with comparable business mix. We then narrowed the peer group further by excluding financial institutions who are currently participating in the TARP program and those firms who reported nonperforming loans to total assets of greater than 2%. Lastly, we considered three-year average positive income and three-year positive returns to shareholders. The result is our identified peer group:

1st Source Corporation
Arrow Financial Corporation
Bank of Marin Bancorp
Bank of the Ozarks, Inc.
Bridge Bancorp, Inc.
Camden National Corporation
Century Bancorp, Inc.
City Holding Company
Community Trust Bancorp, Inc.	Eagle Bancorp, Inc.
Financial Institutions, Inc.
First Financial Corporation
German American Bancorp, Inc.
Home BancShares, Inc.
Independent Bank Corp.
Lakeland Financial Corporation
Merchants Bancshares, Inc.	National Bankshares, Inc. NBT Bancorp Inc. S.Y. Bancorp, Inc. SCBT Financial Corporation Simmons First National Corporation Southside Bancshares, Inc. Tompkins Financial Corporation TowneBank

        In addition to determining the adequacy of the total compensation offered to our executive officers, we utilized this peer group to determine the reasonableness of our internal performance targets. As discussed below under "Components—Short-Term Incentive Compensation," the Committee identified average net income, average return on assets, average return on equity and the efficiency ratio as the internal performance metrics used to determine annual bonuses for 2011 for the Chief Executive Officer and other executive officers. Below is a table that reports the median of these targets for the peer group compared to our internal performance targets and actual results for 2011.

 Peer Group Analysis
December 31, 2011

	Net Income	Return on Assets	Return on Equity	Efficiency Ratio
	(in thousands)	(%)	(%)	(%)
Peer Group* Median	$26,177	1.10	11.78	60.54
Cardinal Financial Corporation Actual Results	$27,998	1.27	11.58	56.80
Cardinal Financial Corporation Target Goals	$21,959	1.01	9.62	59.09
Cardinal Financial Corporation Stretch Goals	$23,435	1.07	10.20	58.45

*
Source: SNL Financial

        Our compensation decisions resulting from the Committee's evaluation of internal targets and the performance of our peer group are discussed below under "Components—Short-Term Incentive Compensation."

Components

Base Salary

        We generally set annual base salaries for the executive officers based on the executive's experience, individual performance for the prior year and our prior year financial results. We also consider comparative salary data for the peer group identified above and believe that base salaries are set at a level that enables us to hire and retain individuals in the banking/finance industry that can drive achievement of the Company's overall strategic business goals. Generally, we consider setting executive base salary above the 50th percentile within our identified peer group.

        The Committee annually evaluates the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee and Board of Directors. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance for 2011 was evaluated as outstanding, with significant progress being made on our corporate long-term strategy. In addition, the Committee acknowledged that in 2011 the Company exceeded all financial measure goals identified under "Components—Short-Term Incentive Compensation" and maintained high credit quality standards, even during a volatile market environment. The Committee also considered Mr. Clineburg's current salary compared to the Chief Executive Officers' salaries reported for 2010 for the other banks within our peer group. As a result of this analysis, the Compensation Committee determined that Mr. Clineburg's annual salary would remain at $500,000 for 2011, which places his base salary slightly above the 50th percentile within our peer group.

        For other executive officers, the Committee reviewed with the Chief Executive Officer the performance evaluations for those executive officers, along with competitive salary data for Cardinal's peers. As a result of this analysis, the Committee increased the salaries of Mr. Wendel by 3% and Mr. Reynolds by 3.5%, to $194,361 and $222,500, respectively, in 2011. These base salaries place Mr. Wendel just below the 50th percentile and Mr. Reynolds slightly above the 50th percentile of our peer group. Upon the recommendation of the Chief Executive Officer, the Compensation Committee made no change to the salaries of Mr. Bergstrom and Ms. Frazier in 2011 due to their current competitive positioning. Both of their base salaries are set in the mid-third quartile of our identified peer group.

        See "Annual Compensation of Executive Officers" for additional information on the Chief Executive Officer's and certain other named executive officer's employment agreements.

Short-Term Incentive Compensation

        We annually review the Company's performance relative to internal goals and each executive officer's individual performance and responsibility to assess the payment of short-term incentive compensation. We currently have an executive bonus plan that awards cash compensation based on the achievement of performance against pre-determined goals. Performance goals, and applicable metrics, are set at the beginning of each year at target and stretch levels, and weighted according to their relative importance for that year. An annual bonus target as a percent of salary is set each year for each executive officer based on the executive's job level and competitive peer data. Bonus compensation relative to that target was awarded for 2011 based upon the Company's actual financial results to budget, as well as the Committee's discretionary assessment of performance relative to strategic objectives, effectiveness in managing risk, community service and compared to our peer group. The Committee believes that total compensation for executive officers (base salary, short-term and long-term compensation) should not exceed the 75th percentile of the company's peer group and considers this target when considering short-term incentive compensation for each executive officer.

        The financial measures used to evaluate corporate performance and their related weightings for 2011 were Net Income (35%), Return on Assets (15%), Return on Equity (35%) and Efficiency Ratio (15%). While there were formal measurements and targets, the executive bonuses are awarded at the Committee's discretion and are given based upon the Committee's determination of each executive officer's contribution to our growth and profitability.

 Actual vs. Target Performance Goal Attainment
For the year ended December 31, 2011

Goals/Corporate Measures	Target Goals	Actual Results	% of Target
Net Income	$21,958,608	$27,997,728	127.5%
Return on Average Assets	1.01%	1.27%	125.7%
Return on Average Equity	9.62%	11.58%	120.4%
Efficiency Ratio	59.09%	56.80%	104.0%

Goals/Corporate Measures	Stretch Goals	Actual Results	% of Stretch
Net Income	$23,435,000	$27,997,728	119.5%
Return on Average Assets	1.07%	1.27%	118.7%
Return on Average Equity	10.20%	11.58%	113.5%
Efficiency Ratio	58.45%	56.80%	102.9%

        In addition to these metrics, the Committee also considered the following growth and shareholder return performance against peers in making annual bonus decisions for 2011. Our 2011 net asset growth was 25.6% compared to a median of 7.0% for our peer group. Our 2011 net new loan growth was 15.8% compared to a median of 6.1% for our peer group. Our deposit growth was 26.5% for 2011 compared to a median of 7.9% for our peer group. Our consolidated net income increased 51.8% from $18.4 million to $28.0 million, another record year of net income. Finally, we provided a three-year total return to shareholders of 93.4% for the year ended December 31, 2011, compared a median of 18.5% for peers over the same period.

        The Committee approves annually at the end of each year an overall pool of discretionary annual cash bonuses to be awarded to all officers. Certain members of the executive management team, along with the Chief Executive Officer, then allocate discretionary bonuses to officers, not including executive officers of the Company. The Chief Executive Officer then prepares and recommends to the Committee the annual cash bonuses for executive officers (other than the Chief Executive Officer) based upon actual results compared to the target results and peer group as prescribed by the executive bonus plan.

        The Committee reviewed the Company's performance and recommendations made by the Chief Executive Officer and approved an overall Officer Bonus Pool for cash bonuses for 2011 in the amount of $2,085,000. Based on its assessment of performance, the Committee approved the following cash bonuses to be distributed from the Officer Bonus Pool to named executive officers (other than the Chief Executive Officer): $232,000 for Mr. Bergstrom; $232,000 for Ms. Frazier; $150,000 for Mr. Reynolds; and $50,000 for Mr. Wendel.

        With regard to the Chief Executive Officer, the Committee reviewed his performance and responsibility to assess the payment of short-term incentive/bonus compensation for 2011. As described above, the Committee considered the CEO's target bonus as a percent of salary, the Company's performance relative to pre-established internal goals, performance relative to our peer group on a variety of measures reflective of growth, credit quality, risk, profitability, and total return to shareholders. The Committee further considered the CEO's efforts to successfully lead the Company through the recent economic downturn and financial industry crisis. Based upon its consideration of these factors, the Committee approved a cash bonus of $500,000 for the Chief Executive Officer for his performance during fiscal year 2011.

Long-Term Incentive Compensation

        Each year, the Committee also considers the desirability of granting long-term incentive awards under our 2002 Equity Compensation Plan (the "Equity Plan"). The Equity Plan authorizes the granting of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards to our directors, eligible officers and our key employees. We believe that grants of stock options focus our executive management on building long-term profitability and shareholder value by closely aligning the interests of management with those of our shareholders. As a result, it is our view that stock option grants afford a desirable long-term compensation method. To date, the Committee has determined not to grant equity-based awards other than stock options as long-term compensation, although they may choose to do so in the future.

        The Committee did not make grants of stock options to the named executive officers for 2011. For executive officers other than the Chief Executive Officer, the Committee based this decision on its review of the adequacy of the executive officers' 2011 total compensation, including the elements discussed above, relative to the peer group. The Committee considered existing equity based compensation previously awarded to executives and believe that it has appropriately incentivized executives for increased shareholder value.

        Prior stock option awards to the Chief Executive Officer were based, among other things, on the review of his total compensation, as well as the Committee's perception of his past and expected future contributions to achievement of our long-term goals. For 2011, the Committee reviewed the level of stock options historically granted to the Chief Executive Officer and his total compensation relative to peers and, as a result, did not grant additional options to the Chief Executive Officer. However, the Chief Executive Officer is also a member of the Board of Directors, and did receive a grant of options in April 2011 for his services during 2010 as a member of the Board, as did all other members of the Board of Directors.

Stock Option Grant Procedures

        Stock options are granted with an exercise price equal to the Common Stock's fair market value at the date of grant. Based on past practices, our outstanding stock options have different vesting periods. Director stock options have ten year terms and vest and become fully exercisable at the grant date. Certain employee stock options have ten year terms and vest and become fully exercisable in 20% annual increments beginning as of the grant date. In addition, we have granted stock options to our employees that have ten year terms and vest and become fully exercisable in 20% annual increments beginning after their first year of service.

Supplemental Executive Retirement Plans

        We adopted a supplemental executive retirement plan for Mr. Clineburg effective October 2005 as provided for in his employment agreement. The plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to Mr. Clineburg. Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan were fully vested on November 1, 2010 with his new employment agreement, described below in "Annual Compensation of Executive Officers." Our expense related to the plan was $109,000 in 2011.

Executive Deferred Income Plan

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan.

        Participants in the Executive Deferral Plan may elect from various investment funds, including a Company common stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

Other Benefits

        Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

        Mr. Clineburg receives other annual compensation for the use and maintenance of a company owned automobile and country club dues. Mr. Bergstrom and Mr. Reynolds receive other annual compensation for country club dues. Each of these benefits is included in their negotiated employment agreements with us. We provide a company owned automobile to Mr. Clineburg due to the amount of travel required as a representative of the Company. Country club memberships facilitate these executives' roles as a Company representative in the communities we serve.

Section 162(m) Considerations

        Internal Revenue Code section 162(m) allows us to deduct compensation in excess of $1 million paid to our executive officers if certain criteria are satisfied. The Committee believes that grants of options under the Equity Plan should qualify for the performance based compensation exception to the deductibility limit. Bonus awards do not meet such criteria because the Committee exercises discretion in determining awards based on such factors the Committee deems relevant as described above under Short-Term Incentive Compensation. The Committee does not, however, anticipate awarding short-term incentive compensation that would result in the loss of a material tax deduction.

Risk Analysis Procedures

        We have reviewed our compensation policies for all of our employees to determine if they compensate or encourage our employees to take any unnecessary risk that may have a material adverse effect on our financial condition. We determined that the compensation policies we have in place are not reasonably likely to have a material adverse effect on us and do not encourage our employees to take excessive risks due to the internal controls and procedures we have in place throughout our organization.

Compensation Committee Report on Executive Compensation

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and this Proxy Statement.

Compensation Committee

George P. Shafran, Chairman
Sidney O. Dewberry, Vice Chairman
William G. Buck
J. Hamilton Lambert

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Annual Compensation of Executive Officers

        In the tables and discussion below, we summarize the compensation earned during 2011, 2010 and 2009 by (1) our chief executive officer, (2) our chief financial officer and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities. These individuals are collectively referred to as the "named executive officers."

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)	Total ($)

Bernard H. Clineburg,	2011		500,000	500,000	50,000	35,925(3)	107,596		75,699	1,269,220
Chairman and Chief	2010		476,731	375,000	50,000	25,968(3)	1,127,197	(7)	64,368	2,119,264
Executive Officer	2009		325,000	325,000	25,000	8,416(3)	292,778		53,689	1,029,883

Mark A. Wendel,	2011		192,946	50,000	18,846	—	—		5,751	267,543
Executive Vice President,	2010		187,775	35,000	5,619	—	—		5.914	234,308
Chief Financial Officer	2009		185,000	28,500	9,750	—	—		5,265	228,515

Christopher W. Bergstrom,	2011		270,833	232,000	45,375	—	—		13,539	561,747
Executive Vice President,	2010		225,000	140,000	31,500	105,303(4)	—		14,104	515,907
Chief Risk Officer	2009		209,167	150,000	23,221	—	—		14,450	396,838

Alice P. Frazier,	2011		270,833	232,000	16,500	—	—		7,351	526,684
Executive Vice President,	2010		225,000	140,000	2,500	105,303(4)	—		7,400	480,203
Chief Operating Officer	2009	(1)	171,205	120,000	—	67,812(5)	—		1,455	360,472

F. Kevin Reynolds,	2011		220,625	150,000	16,031	—	—		13,782	400,438
President, Cardinal Bank	2010		215,000	100,000	8,625	—	—		12,939	336,564
	2009		205,000	115,000	7,635	—	—		14,975	342,610

(1)
Ms. Frazier joined us on March 16, 2009.

(2)
Each officer, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred income plan. Such match is not to exceed $50,000 in any particular plan year and vests 25% immediately and the remainder in equal annual installments thereafter over three years from the date of the participants' contribution.

(3)
Mr. Clineburg received stock option awards for his service as a member of the board of directors during 2011, 2010 and 2009. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2011 Annual Report on Form 10-K.

(4)
Mr. Bergstrom and Ms. Frazier received stock option awards during 2011 as compensation for their performance during 2010. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2011 Annual Report on Form 10-K.

(5)
Ms. Frazier received stock option awards upon her joining us during 2009. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2011 Annual Report on Form 10-K.

(6)
Mr. Clineburg participates in our supplemental executive retirement plan. The amounts in this column represent the changes in the present value of Mr. Clineburg's accumulated benefit under this plan during 2011, 2010 and 2009.

(7)
We entered into an Employment Agreement with Mr. Clineburg that superseded and replaced his previous Employment Agreement with us. As of the effective date of the Employment Agreement, Mr. Clineburg became 100% vested in all present and future benefits under his supplemental executive retirement plan.

 All Other Compensation Table

Name and Principal Position	Year		Cash Compensation ($)	401(k) Plan Matching Contributions ($)(2)	Country Club Dues ($)	Personal Use of Company-Owned Automobile ($)	Director Fees ($)(3)	Total ($)

Bernard H. Clineburg, Chairman	2011		181	7,350	9,070	2,348	56,750	75,699
and Chief Executive Officer	2010		30	7,350	9,382	2,156	45,450	64,368
	2009		100	7,350	11,385	3,904	30,950	53,689

Mark A. Wendel, Executive Vice	2011		7	5,744	—	—	—	5,751
President, Chief Financial	2010		7	5,907	—	—	—	5,914
Officer	2009		—	5,265	—	—	—	5,265

Christopher W. Bergstrom,	2011		14	7,350	6,175	—	—	13,539
Executive Vice President,	2010		18	7,611	6,475	—	—	14,104
Chief Risk Officer	2009		2,395	6,741	5,314	—	—	14,450

Alice P. Frazier,	2011		1	7,350	—	—	—	7,351
Executive Vice President,	2010		—	7,400	—	—	—	7,400
Chief Operating Officer	2009	(1)	330	1,125	—	—	—	1,455

F. Kevin Reynolds, President,	2011		655	7,350	5,777	—	—	13,782
Cardinal Bank	2010		274	7,891	4,774	—	—	12,939
	2009		954	7,350	6,671	—	—	14,975

(1)
Ms. Frazier joined us on March 16, 2009.

(2)
Amounts presented represent total contributions to our 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (which are included under the "Salary" column) made by each executive officer to such plans.

(3)
Mr. Clineburg earns director fees for his services as a member of the Board of Directors.

        The compensation for the named executive officers is representative of comparable levels within our industry. Annual cash bonuses and stock option awards are approved by the Compensation Committee and based, among other criteria, on Cardinal's overall financial performance. The Company does not specifically target to deliver a set percentage of total compensation in each individual element of pay (salary, annual incentive/bonus, long-term incentive/equity) for each of the named executive officers. The Company's compensation programs are described in detail in the Compensation Discussion and Analysis presented earlier in this proxy.

        During November 2010, we entered into an employment agreement that superseded and replaced Mr. Clineburg's previous employment agreement with us. The initial term of the agreement will continue until July 21, 2014. Thereafter, the term of the agreement will be automatically extended for a rolling one year term on a day to day basis so that on any day the remaining term shall be one year. The agreement provides for his services as the Chief Executive Officer of the Company and as the Chairman of our Board of Directors. He receives a base salary of $500,000 and is eligible to receive bonuses at the discretion of our Board of Directors, in cash or stock, or both, and director's fees and any retainers for service on the Company's Board. Mr. Clineburg is entitled to participate in our employee benefit plans and programs for which he is or will be eligible. As of the effective date of the agreement, Mr. Clineburg became 100% vested in all present and future benefits under his supplemental executive retirement plan and deferred income plan. The agreement also provides that we will provide Mr. Clineburg with an automobile and will indemnify Mr. Clineburg for losses and expenses resulting from any payments or benefits from us that are found to constitute "parachute payments" under Section 280G of the Internal Revenue Code.

        The agreement also provides for a transitional period if Mr. Clineburg voluntarily resigns as Chief Executive Officer during the term of the agreement. The initial term of the transitional period shall be one year from the date of resignation. Thereafter, the term of the transitional period will be automatically extended for a rolling one year term on a day to day basis so that on any day the remaining term shall be one year. Either Mr. Clineburg or the Company may terminate the transitional period with twelve months notice. During the transitional period Mr. Clineburg will provide services, including management transition services, and will receive compensation equal to at least 50% of his then current annual base salary during the first year of the transitional period, at least 45% in the second year, and 35% thereafter. He will be eligible for incentive compensation at the Board's discretion, entitled to participate in our employee benefit plans and programs for which he is or will be eligible, and will receive directors' fees, any retainers for service on our Board and equity compensation grants equivalent to the grants made to non-employee members of our Board.

        The agreement provides that Mr. Clineburg will receive a lump-sum severance payment if his employment is terminated without "cause" by us, for "good reason" by Mr. Clineburg, or following a "change in control" of the Company (as those terms are defined in the Agreement). If the termination is without cause or for good reason, the payment will be equal to one year salary plus the highest bonus paid during the previous five years. If such termination occurs during a transitional period then the payment will be equal to the salary Mr. Clineburg would have received for the remainder of that twelve month transitional period. If Mr. Clineburg is terminated without cause or resigns within one year following a change in control, the payment will be equal to 2.99 times Mr. Clineburg's average aggregate annual compensation during the most recent five calendar years. On any termination, other than a termination for cause by us, Mr. Clineburg's unvested equity compensation will immediately vest.

        The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The covenants not to compete or solicit continue generally for a period of 12 months following the last day of Mr. Clineburg's employment.

        Mr. Bergstrom has an employment agreement with us, which is terminable at will by either party. The employment agreement was effective as of February 12, 2002. The employment agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, his employment agreement is subject to certain restrictive covenants in the event Mr. Bergstrom voluntarily terminates his employment or is terminated for cause. Specifically, he is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of his termination. In August 2011, we amended Mr. Bergstrom's employment agreement to provide for a lump-sum severance payment and continued group health and dental insurance benefits if his employment is terminated other than for "cause" by the Company, or voluntarily by Mr. Bergstrom, following a "change in control" of the Company (as those terms are defined in the Agreement). The amendment also increased the amount of the severance payment from 18 to 24 months salary and the term of the continued group and health insurance benefits from 18 to 24 months. In March 2012, we further amended the employment agreement we have with Mr. Bergstrom to remove his ability to receive change in control benefits upon his voluntary termination within ten months of a change of control. Mr. Bergstrom's employment agreement now provides for severance payments equal to 12 months of his current base salary in the event of termination without cause and 24 months of his current base salary in the event of termination without cause by us or termination by him for good reason within 12 months of a change in control. Good reason may include (1) a material diminution in Mr. Bergstrom's base compensation, authority, duties, or responsibility; (2) a change to who Mr. Bergstrom reports to directly after a change in control, if that corporate officer does not report directly to the Board of Directors of the Company or its successor; (3) a material change in geographic location; or (4) any other change to Mr. Bergstrom's employment by the Company or its successor that would constitute a material breach of the employment agreement.

        In March 2010, Ms. Frazier executed an employment agreement with us. The initial term of her agreement is three years and automatically renews for rolling one year periods not to exceed five years from the commencement date. Her agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, the employment agreement is subject to certain restrictive covenants in the event she voluntarily terminates her employment or is terminated for cause. Specifically, Ms. Frazier is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of her termination. Her employment agreement provides for severance payments equal to 12 months of her current base salary in the event of termination without cause. In the event her employment is terminated following a change in control, her employment agreement provides for severance payments equal to 12 months of two times her current base salary (plus her current base salary for the remainder of the 12 month period following the change of control if she is terminated during that time).

        F. Kevin Reynolds has an employment agreement with us which is terminable at will by either party. The employment agreement was effective as of February 12, 2002. The employment agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, his employment agreement is subject to certain restrictive covenants in the event Mr. Reynolds voluntarily terminates his employment or is terminated for cause. Specifically, he is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of his termination. Mr. Reynolds' employment agreement provides for severance payments equal to 12 months of his current base salary in the event of termination without cause and 18 months of his current base salary in the event of his termination without cause by us or voluntary termination by him following a change in control.

        Mr. Wendel does not currently have an employment agreement with us. As an officer of the Company, he receives a base salary and is eligible to participate in our annual cash bonus plan and stock option plan as determined and approved by our Compensation Committee and Board of Directors. He is eligible to participate in our deferred income plan and all other benefit plans that are generally available to our salaried employees.

        See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding severance payments to our named executive officers.

Grants of Plan-Based Awards

        We granted plan-based awards to the certain named executive officers in 2011. Mr. Clineburg received a grant of stock options for his services in his capacity as a member of the Board of Directors. Certain executive officers received plan-based awards of stock pursuant to our deferred income plan.

Grants of Plan-Based Awards
Fiscal Year 2011

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)(#)	All Other Option Awards: Number of Securities Underlying Options (2)(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Bernard H. Clineburg	4/15/2011	—	7,500	11.03	35,925
	(1)	4,691	—	—	50,000

Mark A. Wendel	(1)	1,764	—	—	18,846

Christopher W. Bergstrom	(1)	4,220	—	—	45,375

Alice P. Frazier	(1)	1,521	—	—	16,500

F. Kevin Reynolds	(1)	1,495	—	—	16,031

(1)
Certain officers, as participants in our deferred income plan, received matches of phantom stock units in 2011. The match is 50% of the contributions made to the plan during the year. Contributions to the plan, and subsequently the match, are made to each participant's account each pay period, which is twice monthly, or a total of 24 pay periods during 2011.

(2)
Mr. Clineburg received stock option awards for his service as a member of the board of directors during 2011.

Holdings of Stock Options

        In the table below, we list information on the holdings of unexercised stock options as of December 31, 2011 for each of the named executive officers. We have not awarded shares of Common Stock to our named executive officers except as provided for by our executive deferred income plan.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares of Units of Stock That Have Not Vested ($)(5)

Bernard H. Clineburg	29,261	—		4.60	01/29/2013
	50,000	—		5.25	03/26/2013
	150,000	—		8.28	01/14/2014
	200,000	—		10.73	02/04/2015
	280,676	—		8.89	05/18/2015
	2,750	—		11.15	12/14/2015
	1,350	—		7.08	04/24/2018
	2,500	—		7.56	04/24/2019
	5,000	—		11.35	04/23/2020
	7,500	—		11.03	04/15/2021

Mark A. Wendel	25,000	—		11.16	07/19/2016	1,963	21,082

Christopher W. Bergstrom	4,800	—		4.50	02/23/2011	5,538	59,473
	4,000	—		3.25	05/03/2012
	6,000	—		4.12	05/03/2012
	10,000	—		4.62	02/05/2013
	10,000	—		8.28	01/14/2014
	15,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	24,515	—		11.15	12/14/2015
	20,000	20,000	(1)	11.74	01/26/2021

Alice P. Frazier	10,000	15,000	(2)	6.14	03/25/2019	1,272	13,663
	20,000	20,000	(3)	11.74	01/26/2021

F. Kevin Reynolds	4,800	—		4.50	02/23/2011	2,548	27,369
	4,000	—		3.25	05/03/2012
	6,000	—		4.12	05/03/2012
	10,000	—		4.62	02/05/2013
	10,000	—		8.28	01/14/2014
	15,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	24,069	—		11.15	12/14/2015

(1)
The option, which was granted on January 26, 2011, vests annually with respect to 4,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided he remains employed with us.

(2)
The option, which was granted on March 25, 2009, vests annually with respect to 5,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided she remains employed with us.

(3)
The option, which was granted on January 26, 2011, vests annually with respect to 4,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided she remains employed with us.

(4)
Each officer, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred income plan. Such match is not to exceed $50,000 in any particular plan year and vests 25% immediately and the remainder in equal annual installments thereafter over three years from the date of the participants' contribution.

(5)
The market value of the phantom stock units is based on the $10.74 closing price of a share of our common stock, as reported on December 31, 2011.

Option Exercises in Fiscal Year 2011

        The following table presents information for those named executives that exercised options during 2011. We also present information for those named executive officers that participate in our deferred income plan that had stock awards that vested during 2011.

Option Exercises and Stock Vested
Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bernard H. Clineburg	222,738	1,361,156	4,691	50,000
Mark A. Wendel	—	—	1,238	13,293
Christopher W. Bergstrom	14,800	101,061	3,162	34,321
Alice P. Frazier	—	—	443	4,799
F. Kevin Reynolds	14,800	99,800	1,033	11,196

Pension Benefits

        The following table sets forth information as of December 31, 2011 with respect to Mr. Clineburg's participation in our supplemental executive retirement plan. No other named executive officers participate in our supplemental executive retirement plan.

Pension Benefits—Fiscal Year 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During the Last Fiscal Year ($)

Bernard H. Clineburg	Cardinal Financial Corporation Supplemental Executive Retirement Plan	7	2,259,517(3)	None

(1)
The amount of the present value of the accumulated benefit of the supplemental executive retirement plan benefits assumes benefit payments begin at the normal retirement age.

(2)
In 2010, we entered into an Employment Agreement with Mr. Clineburg that superseded and replaced his previous Employment Agreement with us. As of the effective date of the Employment Agreement, Mr. Clineburg became 100% vested in all present and future benefits under his supplemental executive retirement plan.

(3)
The present value of Mr. Clineburg's accumulated benefit at December 31, 2011 assumes payments of $20,000 per month for 180 months.

        The Board of Directors adopted the Cardinal Financial Corporation Supplemental Executive Retirement Plan (the "Plan"), effective October 1, 2005, for the purpose of supplementing the retirement benefits payable under our tax-qualified plans. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan must be administered and construed in a manner that is consistent with that intent. The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

        Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. Upon our change in control, Mr. Clineburg will be entitled to an additional benefit equal to $10,000 per month for a period of 180 months, commencing on the first day of the month following the change in control. If Mr. Clineburg ceases to be an eligible employee or whose employment with us is terminated with cause, he shall immediately cease to be a participant in the plan and forfeit all rights under the plan.

Changes in Nonqualified Deferred Compensation

        The following table shows the changes in the balance of the named executive officers' nonqualified deferred income plan:

Nonqualified Deferred Compensation Fiscal Year 2011

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Bernard H. Clineburg	100,000	50,000	(63,853)	372,579	756,366

Mark A. Wendel	37,692	18,846	(21,526)	None	169,942

Christopher W. Bergstrom	90,750	45,375	(38,424)	28,639	426,029

Alice P. Frazier	32,300	16,500	(1,003)	None	56,801

F. Kevin Reynolds	32,062	16,031	(12,902)	63,238	141,982

(1)
Amount of the contributions by us reported for 2011 were included in the Summary Compensation Table above.

(2)
The registrant contributions reported for each of the named executive officers for 2010 and included in the summary compensation table for 2010 were: Mr. Clineburg $50,000; Mr. Wendel $5,619; Mr. Bergstrom $31,500; Ms. Frazier $2,500 and Mr. Reynolds $8,625. For 2009, the registrant contributions reported for each of the named executive officers and included in the summary compensation table were: Mr. Clineburg $25,000; Mr. Wendel $9,750; Mr. Bergstrom $23,221; and Mr. Reynolds $7,635. Ms. Frazier joined us on March 16, 2009, and therefore, did not participate in our deferred income plan for 2009.

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation, including salary and annual cash bonuses, for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan. Participants in the Executive Deferral Plan may elect from various investment funds, including a Company Common Stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

        Each participant in the Executive Deferral Plan may annually elect to defer all or a portion of his or her compensation for the plan year. At a minimum, the deferral contribution cannot be less than five percent or $2,000. We provide a deemed match for each participant's contribution that does not exceed the greater of 50% of the participant's deferral or $50,000 per participant per year. This match is deemed invested in our Common Stock and vests 25% immediately and the remaining match of 75%

vests over the next three years on the anniversary dates of the matching contribution. Participant's earnings in our deferred income plan are based on the performance of the participant's deemed investments they selected from the available investment options in the plan.

        All distributions from the Executive Deferral Plan are made in cash, with the exception of those contributions deemed to be invested in our Common Stock, which are paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the participant's account as of the date of the distribution. Any fractional shares are paid in cash. Automatic distributions occur if the participant dies or if the participant becomes disabled. At that time, any unvested portion of their match will vest immediately. If the participant terminates their employment with us, their vested balance will be distributed in lump sum, provided that the participant is not a key employee, in which case distribution will occur six months after their termination of service.

Potential Payments Upon Termination of Employment or Change-in-Control

Potential Payments Upon Change in Control

        In the event of Mr. Clineburg's termination following a change of control, Mr. Clineburg's employment agreement with us provides for a lump-sum severance payment equal to 2.99 times his average total compensation, over the most recent five calendar year period of his employment with us prior to the termination. As of December 31, 2011, this amount was, in the aggregate, $4,128,562. Additionally, the change in control provision under his supplemental executive retirement plan vests immediately and he is entitled to begin receiving payments of $10,000 per month for 15 years, in addition to the payments he is otherwise entitled to under the plan.

        In the event of termination following a change in control, Mr. Bergstrom will receive a lump-sum severance payment equal to 24 months of his base salary as of December 31, 2011, or $550,000, plus benefits continuation for 24 months following termination. Mr. Reynolds will receive a lump-sum severance payment in the event of termination following a change in control equal to 18 months of his base salary as of December 31, 2011, or $333,750. Ms. Frazier, in the event of termination following a change in control, will receive a lump-sum severance payment equal to 24 months of her base salary as of December 31, 2011, or $550,000.

        Additionally, under the terms of our stock option plan, accelerated vesting will occur in the event of a change in control. Typically, the payments relating to stock options represent the value of the unvested and accelerated stock options, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on the applicable date. At December 31, 2011, Mr. Bergstrom and Ms. Frazier had unvested options totaling 20,000 and 35,000, respectively. For Mr. Bergstrom, the exercise price of his stock options was greater than our closing price at December 31, 2011. For Ms. Frazier, the value of the accelerated vesting of her stock options that were in the money and granted to her during 2009 is $69,000 at December 31, 2011. Ms. Frazier's 2011 stock option grant has an exercise price that was greater than our closing price at December 31, 2011.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason

        In the event Mr. Clineburg is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to one year's annual base salary plus the highest of his bonuses paid in the last five calendar years prior to the year in which he was terminated. As of December 31, 2011, this amount was $875,000.

        If Mr. Bergstrom is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. As of December 31, 2011, this amount was $275,000.

        If Mr. Reynolds is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. As of December 31, 2011, this amount was $222,500.

        If Ms. Frazier is terminated without cause or good reason, her employment agreement with us provides for a lump-sum severance payment equal to 12 months of her current base salary. As of December 31, 2011, this amount was $275,000.

        Mr. Wendel does not have an employment agreement with us.

Potential Payments Under Deferred Income Plans

        Under our deferred income plans, matching contributions as well as the deemed earnings upon matching contributions fully vest upon death, disability, change of control or retirement. At December 31, 2011, the balances in the deferred income plan for Messrs. Wendel, Bergstrom, Reynolds and Ms. Frazier were $21,082, $59,473, $13,663, and $27,369, respectively. Mr. Clineburg, as part of his employment agreement with us, is fully vested in current and future matching contributions to our deferred income plan.

        The following table shows potential payments to our named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2011 termination date, and where applicable, using the closing price of our Common Stock of $10.74 at December 31, 2011.

Potential Payments Upon Termination of Employment or Change-in-Control

Name	Benefit	Involuntary Termination w/o Cause or for Good Reason ($)	Termination Following Change in Control ($)	Normal Retirement ($)	Early Retirement or Voluntary Separation of Service ($)	Death ($)	Disability ($)

Bernard H. Clineburg	Severance Payment	875,000	4,128,562	—	—	—	—

	Supplemental Executive Retirement Plan	—	1,800,000 (paid monthly over 180 months)	—	—	—	—

	Total Value	875,000	5,928,562 (a portion to be paid over 180 months)	—	—	—	—

Mark A. Wendel	Matching Contributions in Deferred Income Plan	—	21,082	21,082	—	21,082	21,082

	Stock Options (unvested and accelerated)	—	—	—	—	—	—

	Total Value	—	21,082	21,082	—	21,082	21,082

Christopher W. Bergstrom	Severance Payment	275,000	550,000	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	59,473	59,473	—	59,473	59,473

	Total Value	275,000	609,473	59,473	—	59,473	59,473

Alice P. Frazier	Severance Payment	275,000	550,000	—	—	—	—

	Stock Options (unvested and accelerated)	—	69,000	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	13,663	13,663	—	13,663	13,663

	Total Value	275,000	632,663	13,663	—	13,663	13,663

F. Kevin Reynolds	Severance Payment	222,500	333,750	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	27,369	27,369	—	27,369	27,369

	Total Value	222,500	361,119	27,369	—	27,369	27,369

Certain Relationships and Related Transactions

        Some of our directors and officers are at present, as in the past, our banking customers. As such, we have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Cardinal Bank. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2011 totaled approximately $35.0 million, or 13% of the bank's equity capital at that date.

        William E. Peterson, a director, is the manager and a 3.1% owner of Fairfax Corner Mixed Use, L.C. Fairfax Corner Mixed Use, L.C. owns a building in the Fairfax Corner shopping center and leases office space to George Mason Mortgage, LLC ("George Mason"). The lease commenced on July 1, 2002. We renewed the lease during 2011 until June 30, 2014. The rent that George Mason pays to Fairfax Corner Mixed Use, L.C. ranges from $733,000 to $995,000 annually over the next three years. Rent payments totaled $738,000 in 2011.

        William G. Buck, a director, has an indirect ownership in a limited liability company that owns the building where we lease branch office space for one of our locations. Certain of his immediate family members own a minority interest in the limited liability company. The rent that we pay for use of this space under the existing lease ranges from $29,000 to $32,000 annually for the next five years. Rent payments under the lease totaled $7,200 in 2011.

        We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person's relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person's relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the board and/or committee meeting during the discussion and vote of the proposal.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee has appointed KPMG LLP as the Company's independent public accountant for the year ending December 31, 2012. KPMG LLP has acted as the Company's independent public accountant since 1997 and has reported on our financial statements for those periods. A representative of KPMG LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        The Company is not required to obtain shareholder ratification or other approval of the retention of KPMG LLP as the Company's independent public accountant. As a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of KPMG LLP as our independent public accountant for the year ending December 31, 2012.

        A majority of votes cast by the holders of shares of Common Stock is required for the ratification of the appointment of the independent auditors. If the appointment of KPMG LLP as our independent auditors is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year should it determine such a change would be in the best interest of the Company and our shareholders. If the shareholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP but may proceed with the retention of KPMG LLP if it deems it to be in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT FOR THE YEAR ENDING DECEMBER 31, 2012.

AUDIT INFORMATION

General

        The five members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq and by regulations of the SEC. The Audit Committee operates under a written charter that the Board of Directors has adopted.

Fees of Independent Public Accountants

        Audit Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2011 and 2010, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, were $440,000 and $432,250, respectively.

        Audit-Related Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for audit-related services was $30,000 for each of the fiscal years ended December 31, 2011 and 2010. For 2011 and 2010, these services included the audit of our 401(k) plan. During 2010, these services also included the issuance of consents.

        Tax Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered in connection with the preparation of our tax returns for each of the fiscal years ended December 31, 2011 and 2010 was $50,000.

        All Other Fees.    An additional $5,300 was billed by KPMG LLP for tax consulting services for the year ended December 31, 2011. No additional fees were billed by KPMG LLP for any services that are not already reported above for the year ended December 31, 2010.

Audit Committee Pre-Approval Policies and Procedures

        It is the policy of the Audit Committee that our independent auditor may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission's rules on auditor independence.

Audit Committee Report

        The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

        Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;

  •
  assessing the effectiveness of our internal control over financial reporting as of the end of each year;

  •
  the preparation, presentation and integrity of our consolidated financial statements; and

  •
  complying with laws and regulations and ethical business standards.

        Our independent registered public accounting firm is responsible for:

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  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

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  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

        The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

  •
  monitoring, overseeing and reviewing our accounting and financial reporting processes.

        In this context, the Audit Committee has met and held discussions with management and KPMG LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

        The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm's independence from us. Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.

        In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

        Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

J. Hamilton Lambert, Chairman B.G. Beck Michael A. Garcia William E. Peterson Alice M. Starr

ANNUAL REPORT AND FINANCIAL STATEMENTS

        A copy of our 2011 Annual Report to Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 has been furnished to shareholders. Additional copies may be obtained by written request to the Secretary of the Company at the address indicated below. Such documents are not part of the proxy solicitation materials.

        UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, WE WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO JENNIFER L. DEACON, SECRETARY, CARDINAL FINANCIAL CORPORATION, AT 8270 GREENSBORO DRIVE, SUITE 500, MCLEAN, VIRGINIA 22102.

PROPOSALS FOR 2013 ANNUAL MEETING

        Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2013 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, no later than November 21, 2012 in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.

        Our Bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. Under the Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by us not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. Assuming a date of April 19, 2013 for the 2013 annual meeting of shareholders, we must receive any notice of nomination or other business no later than February 18, 2013 and no earlier than January 19, 2013.

        Our Bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of the Company that are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Our Bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of our capital stock. If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of the Company. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to the Secretary of the Company.

OTHER MATTERS

        The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

        This Proxy Statement is given pursuant to direction of the Board of Directors.

Jennifer L. Deacon Secretary

McLean, Virginia
March 21, 2012

[PROXY CARD]

Cardinal Financial Corporation

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Mark A. Wendel and Jennifer L. Deacon, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote on all matters as may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cardinal Financial Corporation, a Virginia corporation, to be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on Friday, April 20, 2012 at 10:00 A.M., local time, or any adjournments thereof, for the following purposes:

(Continued and to be dated and signed on other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Annual Meeting of Shareholders of

CARDINAL FINANCIAL CORPORATION

April 20, 2012

Please Detach and Mail in the Envelope Provided

☒	Please mark your votes as in this example

		FOR nominees listed at right (except as written on the line below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1.	Elect as director the one person listed as a nominee for a term expiring in 2013.	☐	☐	Nominees: 2013 Steven M. Wiltse

	Elect as directors the three persons listed as nominees for terms expiring in 2015.	☐	☐	Nominees: 2015 Bernard H. Clineburg Michael A. Garcia J. Hamilton Lambert

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) listed at right, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Advisory vote on executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2012.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

Signature	Signature

Printed Name	Printed Name

Dated:

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 20, 2012
CARDINAL FINANCIAL CORPORATION PROXY STATEMENT
Peer Group Analysis December 31, 2011
Actual vs. Target Performance Goal Attainment For the year ended December 31, 2011
Summary Compensation Table
All Other Compensation Table
Grants of Plan-Based Awards Fiscal Year 2011
Outstanding Equity Awards at Fiscal Year-End 2011
Option Exercises and Stock Vested Fiscal Year 2011
Pension Benefits—Fiscal Year 2011
Nonqualified Deferred Compensation Fiscal Year 2011
Potential Payments Upon Termination of Employment or Change-in-Control
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 RATIFICATION OF INDEPENDENT AUDITORS
AUDIT INFORMATION
ANNUAL REPORT AND FINANCIAL STATEMENTS
PROPOSALS FOR 2013 ANNUAL MEETING
OTHER MATTERS